As filed with the Securities and Exchange Commission on December 23, 2015.

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

_____________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________________

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

(Exact name of registrant as specified in its charter)

Kingdom of Spain	13-3491492
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Plaza de San Nicolás, 4 48005 Bilbao, Spain (Address of Principal Executive Offices)

____________________________

Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States

(Full title of plan)

____________________________

Diego Crasny Zyman

Banco Bilbao Vizcaya Argentaria, S.A.

New York Branch

1345 Avenue of the Americas, 45th Fl

New York, NY 10105

(Name and address of agent for service)

(212) 728-1660

(Telephone number, including area code, of agent for service)

____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [ ]

(Do not check if a smaller reporting company)

____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary shares, nominal value €0.49 per share	2,000,000 shares	$7.40	$14,800,000.00	$1,490.36

(1)	American Depositary Shares, evidenced by American Depositary Receipts, issuable upon deposit of the ordinary shares registered hereby (the “BBVA ADS”), have been registered under separate registration statements on Form F-6 (Registration No. 333-11920 and 333-142862). Each BBVA ADS represents one ordinary share.
(2)	Represents 2,000,000 ordinary shares reserved for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States. The BBVA ADSs to be awarded under such plan will be acquired in open market purchases or in private transactions. In addition, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to include such additional ordinary shares as may be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the provisions of the plan covered hereby.
(3)	Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices of BBVA ADSs on the New York Stock Exchange on December 21, 2015.

EXPLANATORY NOTE

Banco Bilbao Vizcaya Argentaria, S.A. (the “Registrant”) filed a Registration Statement on Form S-8 on February 11, 2008 (Registration No. 333-149157) (the “First Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 1,706,004 ordinary shares, nominal value €0.49 per share (“Ordinary Shares”), of which 1,320,911 of such Ordinary Shares are reserved for awards of BBVA ADSs pursuant to the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. (formerly entitled the 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc.) and 385,093 of such Ordinary Shares are reserved for awards of BBVA ADSs pursuant to the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan (formerly entitled the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan).

On November 23, 2009, the Compensation Committee of the Board of Directors of Compass Bancshares, Inc. (now known as BBVA Compass Bancshares, Inc.) voted (i) to revise the Amended and Restated Restricted Share and Unit Plan of Compass Bancshares, Inc. to provide that certain additional U.S. employees and officers of the Registrant and its subsidiaries may participate in awards thereunder and (ii) to increase the amount of Ordinary Shares registered under the Securities Act by 1,842,916 Ordinary Shares (the “First Additional Shares”) for purposes of reserving (A) 1,692,916 First Additional Shares for awards of BBVA ADSs in connection with three incentive programs to be made under the Amended and Restated Restricted Share and Unit Plan of Compass Bancshares, Inc. and (B) 150,000 First Additional Shares for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan. Such 1,842,916 First Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on December 18, 2009 (Registration No. 333-163816) (the “Second Registration Statement”).

On May 20, 2010, the Compensation and Benefits Committee of the Board of Directors of Compass Bancshares, Inc. (now known as BBVA Compass Bancshares, Inc.) (formerly the Compensation Committee of the Board of Directors of Compass Bancshares, Inc.) voted to increase the amount of Ordinary Shares registered under the Securities Act by 1,372,788 Ordinary Shares (the “Second Additional Shares”) for purposes of reserving all of such Second Additional Shares for awards of BBVA ADSs in connection with three incentive programs to be made under the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. (formerly entitled the 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc.). Such 1,372,788 Second Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on June 8, 2010 (Registration No. 333-167389) (the “Third Registration Statement”).

On November 15, 2011, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted (i) to adopt the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. to provide for the registration under the Securities Act of an additional 235,000 Ordinary Shares for purposes of awards of BBVA ADSs in connection with an incentive program primarily for selected U.S. non-executive management employees and officers of Registrant or its direct or indirect subsidiaries and (ii) to adopt the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States to provide for the registration under the Securities Act of an additional 2,218,800 Ordinary Shares for purposes of awards of BBVA ADSs in connection with an incentive program for selected U.S. managers and certain other identified U.S. personnel who are not EMT members but whose activities are considered to have a material impact on the company’s risk profile or who are engaged in certain control functions, pursuant to the system of variable remuneration adopted by the Registrant's shareholders at its meeting held on March 11, 2011 (altogether, the “Third Additional Shares”). Such 2,453,800 Third Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on November 25, 2011 (Registration No. 333-178186) (the “Fourth Registration Statement”).

On November 20, 2012, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted to increase the amount of Ordinary Shares registered under the Securities Act by 2,759,000 Ordinary Shares (the “Fourth Additional Shares”) for purposes of reserving (i) 2,459,000 of such Fourth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States, and (ii) 300,000 of such Fourth Additional Shares for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan (formerly entitled the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan). Such 2,759,000 Fourth Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on December 18, 2012 (Registration No. 333-185538) (the “Fifth Registration Statement”).

On September 18, 2013, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted to increase the amount of Ordinary Shares registered under the Securities Act by 1,311,397 Ordinary Shares (the “Fifth Additional Shares”) for purposes of reserving (i) 1,061,397 of such Fifth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States and (ii) 250,000 of such Fifth Additional Shares for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan. Such 1,311,397 Fifth Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on October 8, 2013 (Registration No. 333-191625) (the “Sixth Registration Statement”).

On October 27, 2014, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted to increase the amount of Ordinary Shares registered under the Securities Act by 2,225,315 Ordinary Shares (the “Sixth Additional Shares”) for purposes of reserving (i) 1,975,315 of such Sixth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States and (ii) 250,000 of such Sixth Additional Shares for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan. Such 2,225,315 Sixth Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on November 4, 2014 (Registration No. 333-199835) (the “Seventh Registration Statement”).

On December 17, 2015, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted to increase the amount of Ordinary Shares registered under the Securities Act by

2,000,000 Ordinary Shares (the “Seventh Additional Shares”) for purposes of reserving 2,000,000 of such Seventh Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States.

Following such increases, an aggregate of 4,621,615 Ordinary Shares are reserved for awards of BBVA ADSs under the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc., an aggregate of 9,714,512 Ordinary Shares are reserved for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States, and an aggregate of 1,335,093 Ordinary Shares are reserved for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan. The Registrant is filing this Registration Statement (this “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register such Seventh Additional Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the First Registration Statement, the Second Registration Statement, the Third Registration Statement, the Fourth Registration Statement, the Fifth Registration Statement, the Sixth Registration Statement and the Seventh Registration Statement, except as the same may be modified by the information set forth in this Registration Statement.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, as filed with the Commission on April 15, 2015 (File No. 001-10110);

(b)	The Registrant’s: (i) report on Form 6-K furnished to the Commission on November 24, 2015, which includes the Registrant’s unaudited condensed interim consolidated financial statements for the nine months ended September 30, 2015; (ii) report on Form 6-K furnished to the Commission on September 29, 2015 (SEC Accession No: 0001193125-15-332013), which includes the Registrant’s unaudited interim consolidated financial statements for the six months ended June 30, 2015; (iii) report on Form 6-K furnished to the Commission on September 29, 2015 (SEC Accession No: 0001193125-15-331996), which includes the Registrant’s recast consolidated financial statements for the three years ended December 31, 2014; and (iv) report on Form 6-K furnished to the Commission on July 27, 2015 relating to Türkiye Garanti Bankası A.Ş.; and all reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2014, the end of the fiscal year covered by the Registrant’s latest annual report referred to in (a) above (File No. 001-10110); and

(c)	The description of the Registrant’s ordinary shares and the description of the BBVA ADSs included under the captions “Description of BBVA Ordinary Shares” and “Description of BBVA American Depositary Shares”, respectively, of the Prospectus dated July 25, 2013, included in the Registrant’s Registration Statement on Form F-3 as filed with the Commission on July 25, 2013 (Registration No. 333-190136).

All documents filed and, to the extent indicated therein, furnished by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation).

4.2	Form of Amendment Number Four to the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States.

5	The BBVA ADSs awarded to participants under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States will be acquired in open market purchases at prevailing market prices or in private transactions. Because such purchases do not involve the issuance by the Registrant of any new ordinary shares and because such plans are not subject to ERISA, an opinion of counsel is not included with this Registration Statement.

23	Consent of Deloitte, S.L.

24	Power of Attorney (included in signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid on the 23rd day of December, 2015.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Donna Lee De Angelis
Name:	Donna Lee De Angelis
Title:	Chief of Talent & Culture

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a member of the Board of Directors or officer of Banco Bilbao Vizcaya Argentaria, S.A., or both, as authorized representative of Banco Bilbao Vizcaya Argentaria, S.A. or otherwise) constitutes and appoints Donna Lee De Angelis, Manuel Sánchez Rodríguez and Diego Crasny Zyman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including without limitation post-effective amendments) and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/S/ Francisco González Rodríguez Francisco González Rodríguez	Chairman of the Board of Directors and Chief Executive Officer	December 23, 2015

/S/ Carlos Torres Vila Carlos Torres Vila	President and Chief Operating Officer	December 23, 2015

/S/ Tomás Alfaro Drake Tomás Alfaro Drake	Director	December 23, 2015

/S/ José Miguel Andrés Torrecillas José Miguel Andrés Torrecillas	Director	December 23, 2015

/S/ Ramón Bustamante y de la Mora Ramón Bustamante y de la Mora	Director	December 23, 2015

/S/ José Antonio Fernández Rivero José Antonio Fernández Rivero	Director	December 23, 2015

/S/ Ignacio Ferrero Jordi Ignacio Ferrero Jordi	Director	December 23, 2015

/S/ Belén Garijo López Belén Garijo López	Director	December 23, 2015

/S/ José Manuel González-Páramo José Manuel González-Páramo	Director	December 23, 2015

/S/ Carlos Loring Martínez de Irujo Carlos Loring Martínez de Irujo	Director	December 23, 2015

/S/ Lourdes Máiz Carro Lourdes Máiz Carro	Director	December 23, 2015

/S/ José Maldonado Ramos José Maldonado Ramos	Director	December 23, 2015

/S/ José Luis Palao García-Suelto José Luis Palao García-Suelto	Director	December 23, 2015

/S/ Juan Pi Llorens Juan Pi Llorens	Director	December 23, 2015

/S/ Susana Rodríguez Vidarte Susana Rodríguez Vidarte	Director	December 23, 2015

/S/ Jaime Sáenz de Tejada Pulido Jaime Sáenz de Tejada Pulido	Chief Financial Officer	December 23, 2015

/S/ Ricardo Gómez Barredo Ricardo Gómez Barredo	Head of Global Accounting and Information Management	December 23, 2015

/S/ Diego Crasny Zyman Diego Crasny Zyman	Authorized Representative of Banco Bilbao Vizcaya Argentaria, S.A. in the United States	December 23, 2015

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation).

4.2	Form of Amendment Number Four to the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States.

5	The BBVA ADSs awarded to participants under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States will be acquired in open market purchases at prevailing market prices or in private transactions. Because such purchases do not involve the issuance by the Registrant of any new ordinary shares and because such plans are not subject to ERISA, an opinion of counsel is not included with this Registration Statement.

23	Consent of Deloitte, S.L.

24	Power of Attorney (included in signature page).